EXHIBIT 99

Media:
Elizabeth Castro
(312) 240-4567
Investor Relations:
Jim Chiti
(312) 240-4730

130 E. Randolph Dr.
Chicago, Illinois 60601

For Immediate Release
October 28, 2005

Peoples Energy Announces Fiscal 2005 Results
Utility units to file for rate increase in early 2006;
Fiscal 2006 outlook remains $2.25 to $2.45 per share

CHICAGO -- Peoples Energy (NYSE: PGL) today reported fourth quarter and full year fiscal 2005 earnings (loss) of $(0.06) and $2.05 per diluted share, respectively, compared to earnings (loss) of $(0.27) and $2.18 for the comparable periods last year. Operating income improved for both periods compared to the prior year, due to lower restructuring charges. Fiscal 2005 results for both the quarter and year were adversely affected by larger than expected oil and gas hedge ineffectiveness due to hurricanes Katrina and Rita, the application of fair value hedge accounting for a portion of the company's retail segment storage activities, and other year-end accounting adjustments. In total, these items negatively impacted fourth quarter and full year income by about $0.25 per share, compared to recently communicated estimates.

Ongoing operating income (non-GAAP), which excludes the impact of the company's 2004 organizational restructuring, was down slightly for the quarter and essentially flat for the full year compared to the prior year periods. Management believes that ongoing results are useful for year over year comparisons since restructuring charges of the magnitude indicated are infrequent and affect the comparability of operating results. Ongoing results are used internally to measure performance against budget and in reports for management and the board of directors.

While ongoing operating income for the full year was essentially unchanged from a year ago, higher interest expense, a higher effective tax rate and increased shares outstanding contributed to lower ongoing net income and earnings per share compared to last year. Results are summarized below as reported in accordance with generally accepted accounting principles (GAAP) and on an ongoing (non-GAAP) basis before the effects of charges related to the restructuring.

	Three Months Ended September 30 (millions, except per share amounts)*
	Ongoing - Before Restructuring (non-GAAP)		Effects of Restructuring- Related Charge		As Reported (GAAP)
Operating Income (Loss)	2005	2004	2005	2004	2005	2004
Gas Distribution	$ (9.4)	$ (7.0)			$ (9.4)	$ (7.0)
Oil and Gas Production	(2.8)	10.3			(2.8)	10.3
Power Generation	14.2	12.3			14.2	12.3
Midstream Services	5.8	3.6			5.8	3.6
Retail Energy Services	(2.1)	(2.0)			(2.1)	(2.0)
Corporate and Other	2.1	(8.0)	$ 0.1	$(17.0)	2.2	(25.0)
Total Operating Income (Loss)	$ 7.8	$ 9.2	$ 0.1	$(17.0)	$ 7.9	$ (7.8)
Net Income (Loss)	$ (2.4)	$ (0.1)	$ 0.0	$(10.2)	$ (2.3)	$(10.3)
Net Income (Loss) per diluted share	$(0.06)	$ 0.00	$0.00	$(0.27)	$(0.06)	$(0.27)

	Fiscal Year Ended September 30 (millions, except per share amounts)*
	Ongoing - Before Restructuring (non-GAAP)		Effects of Restructuring- Related Charge		As Reported (GAAP)
Operating Income (Loss)	2005	2004	2005	2004	2005	2004
Gas Distribution	$129.0	$135.0			$129.0	$135.0
Oil and Gas Production	16.9	41.5			16.9	41.5
Power Generation	18.8	11.4			18.8	11.4
Midstream Services	14.0	11.2			14.0	11.2
Retail Energy Services	11.7	6.8			11.7	6.8
Corporate and Other	(8.9)	(24.6)	$(13.1)	$(17.0)	(22.1)	(41.6)
Total Operating Income (Loss)	$181.3	$181.4	$(13.1)	$(17.0)	$168.1	$164.4
Net Income (Loss)	$ 86.1	$ 91.8	$ (7.9)	$(10.2)	$ 78.1	$ 81.6
Net Income (Loss) per diluted share	$ 2.26	$ 2.45	$(0.21)	$(0.27)	$ 2.05	$ 2.18

* Numbers may not sum due to rounding

"Despite a number of positives, including the success of our organizational restructuring and a 50% increase in the operating results of our Midwest-based diversified businesses, our overall financial performance in fiscal 2005 was disappointing," said Thomas M. Patrick, Chairman, President, and CEO of Peoples Energy. "Our balance sheet and liquidity remain strong, and we are taking the appropriate actions to restore earnings to more acceptable levels - most notably, after 10 years without rate increases, we will be seeking rate relief and other rate structure reforms for our utilities that should improve profitability in 2007 and better position them for the future."

Fiscal 2005 Operational Highlights --

  Ongoing operating income was essentially flat compared to a year ago, with higher contributions from the company's Midwest-based diversified businesses, lower corporate expenses, and gains on asset sales offsetting lower Gas Distribution and Oil and Gas Production results
  Operating income for the company's Midwest-based diversified businesses - Retail, Midstream, and Power - increased 50% over the prior year to $44.4 million, driven by strong energy marketing results and lower expenses in the power segment
  Labor-related savings associated with the company's 2004 organizational restructuring approximated $19 million, most of which occurred in the gas distribution and corporate segments. This amount exceeded the company's original estimate of $15 million.
  Weather was nearly 9% warmer than normal and 4% warmer than a year ago, while demand unrelated to weather declined approximately 3% from 2004, reflecting ongoing conservation measures by utility customers. The combined impact on utility deliveries of warmer weather (net of weather insurance benefits) and conservation negatively impacted operating income by about $19 million compared to plan (or $0.30 per share) and about $9 million (or $0.15 per share) compared to the prior year.
  Oil and gas production volumes were down approximately 12% in fiscal 2005 compared to a year ago, as the company's drilling program was hampered by well performance issues, rig availability, and other timing delays. The production segment did not benefit in fiscal 2005 from higher commodity prices, as realized prices were constrained by a high percentage of volumes hedged, as well as adverse basis impacts on net realized prices.

Notable Fourth Quarter Items --

  While hurricanes Katrina and Rita minimally affected production volumes, fourth quarter Oil and Gas Production results were negatively impacted by a larger than expected $7.7 million mark-to-market accounting loss related to hedge ineffectiveness, as the September hurricanes caused much wider than normal differentials between NYMEX prices and field prices. Assuming differentials return to more normal levels, a portion of this loss would reverse in fiscal 2006.
  Fair value hedge accounting is now being applied to certain retail storage inventory volumes. Accordingly, a $3.1 million fourth quarter mark-to-market loss was recorded in the Retail Energy Services segment. As these hedged inventory volumes are withdrawn from storage in fiscal 2006 at their intended profit margin, this accounting loss will reverse.
  Trigen-Peoples, a 50% owned equity investment, completed the sale of its district energy plant assets. The company's portion of the gain on this sale totaled about $7 million. In addition, Peoples Gas completed the sale of certain utility property, for a gain of $2.3 million.
  The administrative law judge in Peoples Gas' 2001 gas charge case before the Illinois Commerce Commission (ICC) recommended a gas cost disallowance of $118.6 million. Peoples Gas strongly disagrees with the proposed Order. It continues to believe that its gas purchasing activities were appropriate and reasonable and will aggressively pursue all legal remedies before the ICC and, if necessary, the appropriate courts of review. Peoples Gas did, however, record a $2.2 million liability for amounts related to certain issues that it is no longer contesting.
  The company announced in September that its utility units, Peoples Gas and North Shore Gas, will file rate proposals with the ICC this winter requesting increases in their delivery rates. The company has previously stated that it expects its requested increases for the combined utilities to approximate $90 to $115 million. Under the Commission's normal processes, any rate increases would not impact financial results until fiscal 2007.

Gas Distribution. Seasonal operating losses totaled $9.4 million for the fourth quarter, compared to $7.0 million in the year-ago period. Results benefited from lower labor and depreciation expenses, as well as the inclusion in the year ago period of a $6.9 million charge related to account reconciliations. However, these benefits were more than offset by higher non-labor costs and other miscellaneous items.

For the fiscal year, operating income totaled $129.0 million, compared to $135.0 in the prior year. Operating income was adversely affected by about $9 million compared to last year due to warmer weather (net of weather insurance) and customer conservation. Deliveries declined 5% from a year ago to 218 Bcf. Weather was 8.7% or 562 degree days warmer than normal and 3.7% or 226 degree days warmer than last year. Labor costs declined $11 million, reflecting the company's successful organizational restructuring last fall. In addition, depreciation expense declined $7 million, primarily due to the implementation of new depreciation rates, as previously disclosed. Comparisons with the prior year also benefited from the inclusion in last year's results of the $6.9 million reconciliation adjustment noted above. However, these reductions were mostly offset by higher non-labor expenses and other miscellaneous non-operating items.

Oil and Gas Production. An operating loss of $2.8 million was incurred in the fourth quarter, compared to operating income of $10.3 million in the year ago period. Well performance and timing delays in the drilling program continued to negatively impact comparisons with the prior year, as production volumes fell 11%. Despite higher market prices, net realized prices declined due to high hedge percentages, as well as the previously noted mark-to-market hedge ineffectiveness charge of $7.7 million resulting from wider than normal differentials between NYMEX and field prices. Operating expenses increased from a year ago due primarily to higher production taxes and administrative expenses.

For the fiscal year, operating income totaled $16.9 million, versus $41.5 million a year ago. Production decreased 12% due to natural production decline coupled with lower than expected production increases from the company's drilling program. The drilling program was negatively impacted by well performance issues, wells deferred or delayed due to rig availability, and other timing delays. Net equivalent realized price declined to $4.14 per MCFE, reflecting mark-to-market hedge ineffectiveness charges, and a high percentage of volumes hedged. Operating costs increased slightly for the year, as higher lease operating expenses, production taxes, and administrative expenses more than offset lower exploration and depletion expenses.

During the fourth quarter, the company drilled 11 wells, bringing the total for the year to 49 wells, with an overall success rate of 94%. As of September 2005, approximately 75-85% of estimated natural gas production was hedged for fiscal 2006. The following table summarizes fourth quarter and fiscal year operating statistics for the Oil and Gas Production segment:

	Three Months Ended September 30,			Fiscal Year Ended September 30,
	2005	2004	% Change	2005	2004	%Change
Average daily production:
Gas (MMCFD)	59.8	64.3	(7.0)	59.6	67.0	(11.0)
Oil (MBD)	0.9	1.5	(40.0)	1.2	1.5	(20.0)
Gas equivalent (MMCFED)	65.5	73.5	(10.9)	66.6	76.1	(12.5)
Net realized price:
Gas ($/MCF)	$3.12	$4.37	(28.6)	$4.15	$4.44	(6.5)
Oil ($/BBL)	$13.99	$28.55	(51.0)	$24.10	$26.85	(10.2)
Gas equivalent ($/MCFE)	$3.05	$4.41	(30.8)	$4.14	$4.44	(6.8)
Percentage hedged
Gas	99%	104%		98%	94%
Oil	107%	80%		99%	77%

Power Generation. Operating income totaled $14.2 million and $18.8 million on a quarter and yearly basis, respectively, improvements of $1.9 million and $7.4 million from the year-ago periods. The increases largely resulted from the impact of lower depreciation expense on equity investment income for the Elwood Generation facility, as well as lower other expenses.

Midstream Services. Operating income totaled $5.8 million and $14.0 million for the quarter and full year, respectively, increases of $2.2 million and $2.7 million from the same periods a year ago. Improved quarter and year-to-date results primarily reflect higher hub volumes and operating income.

Retail Energy Services. Seasonal operating losses for the quarter were essentially unchanged from a year ago, while full year operating income rose more than 70% to $11.7 million. Segment results for both periods benefited from improved gas and electric unit margins in the company's retail energy marketing unit, while the full year also benefited from increased sales volumes. In addition, comparisons with prior periods were positively impacted by improved operating results from the company's Energy Home Services unit and the inclusion in the year-ago fourth quarter of a $1.1 million impairment charge related to the company's exit from the distributed generation business.

Offsetting these benefits was a $3.1 million mark-to-market loss related to the application of fair value hedge accounting to certain retail storage inventory transactions. The company uses derivatives to mitigate commodity price risk and substantially lock in the profit margin that it will ultimately realize when inventory volumes are withdrawn from storage. Under fair value accounting, which this segment is now using for certain storage activity, the inventory is marked to market using spot prices, while the derivatives used to mitigate the risk of changes in inventory value are marked to market using forward prices. When the spot price of natural gas changes disproportionately to the forward price, the difference is recorded in operating results. As a result, earnings are subject to volatility, even when the underlying expected profit margin over the duration of the contracts is unchanged. The volatility resulting from this accounting can be significant from period to period, as it was in the fourth quarter. This accounting loss will reverse next year as the volumes are withdrawn from storage.

Corporate and Other. Corporate and Other expenses declined $27.2 million for the quarter and $19.6 million for the full year compared to the year-ago periods. Comparisons with the year-ago periods were affected by charges related to the company's restructuring, as shown earlier in the summary tables. Absent these charges, results improved $10.1 million for the quarter and $15.7 million for the year. The improvement in both periods reflects lower labor costs stemming from last year's restructuring, higher costs allocated to the operating segments, and a $7 million fourth quarter gain related to the sale of assets by its equity investment, Trigen-Peoples District Energy.

Financial. Interest expense increased $0.7 million for the quarter and $2.2 million for the year compared to a year ago, due primarily to higher interest rates. Quarter and fiscal year results were adversely affected by $0.05 and $0.15, respectively, versus last year, due to tax expense adjustments in both years. For fiscal 2005, the effective tax rate was 36.4%, in line with expectations, and up from last year's 31.7% rate. Higher average common shares outstanding, while not materially affecting the quarter-to-quarter comparison, had a $0.04 per share negative effect on the year-to-date period compared to last year. At September 30, 2005, total debt was 53.0% of total debt plus equity, up slightly from 52.3% a year ago.

Outlook. The company continues to estimate that fiscal 2006 earnings will be in the range of $2.25 to $2.45 per share, consistent with management's estimates presented at its September analyst conferences in New York and Boston. The analyst presentation, discussing the fiscal 2006 outlook in more detail, can be accessed at the "Investors" section of the company's website, www.PeoplesEnergy.com. Key assumptions underlying the forecast include a return to normal weather, a NYMEX strip price of $8.00 per MMBTU, a 2.25% utility bad debt rate, and substantially higher expenses in the gas distribution segment. The forecast also assumes ongoing growth in operating income from the company's diversified energy businesses, and gains on asset sales totaling $0.10 to $0.20 per share. Oil and Gas production segment assumptions include a mid-year, $75 million acquisition. Other key assumptions for the company include higher interest expense, a 33% effective tax rate, and higher average common shares outstanding. Capital expenditures are projected to approximate $260 million, including $120 million in gas distribution and the remainder primarily in oil and gas production. Finally, the outlook also excludes any potential financial impacts from the outcome of the 2001 gas charge case.

"While high gas prices and operating costs in our core gas distribution business will present near-term challenges in fiscal 2006, I remain very positive about our company's longer term outlook," added Patrick. "Upcoming utility rate cases, after more than a decade without rate increases, should help to restore earnings in the gas distribution segment in fiscal 2007 and beyond. They will also provide us the opportunity to seek rate structure reforms that would help to stabilize earnings and customer bills and allow us to further modernize our distribution infrastructure. Meanwhile, the growth prospects and value creation potential of our diversified energy businesses continue to be excellent, and our financial condition remains strong."

Earnings Conference Call. Peoples Energy will hold a conference call to discuss financial results for fiscal 2005 on Friday, October 28, 2005, at 10:30 a.m. Central (11:30 a.m. Eastern). To listen to the webcast both live and in replay visit the "Investors" section of the Peoples Energy website at www.PeoplesEnergy.com and select the Live Webcast icon on the Corporate Overview page. A replay of the call can also be accessed by dialing 1-800-642-1687, reference number 9906610. The telephone replay will be available approximately two hours after completion of the call through November 2, 2005. The webcast replay will be available through October 2006.

Peoples Energy, a member of the S&P 500, is a diversified energy company consisting of five primary business segments: Gas Distribution, Oil and Gas Production, Power Generation, Midstream Services, and Retail Energy Services. The Gas Distribution business serves about 1 million utility customers in Chicago and northeastern Illinois. Visit the Peoples Energy website at PeoplesEnergy.com.

Forward-Looking Information. This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Generally, the words "may", "could", "project", "believe", "anticipate", "estimate", "plan", "forecast", "will be", and similar words identify forward-looking statements. Actual results could differ materially from such expectations because of many uncertainties, including, but not limited to: adverse decisions in proceedings before the Illinois Commerce Commission concerning the prudence review of the utility subsidiaries' gas purchases; the future health of the United States and Illinois economies; the timing and extent of changes in interest rates and energy commodity prices, including but not limited to the effect of gas prices on cost of gas supplies, accounts receivable and the provision for uncollectible accounts, interest expense and earnings from the oil and gas production segment; adverse resolution of material litigation; effectiveness of the Company's risk management policies and the creditworthiness of customers and counterparties; regulatory developments in the United States, Illinois and other states where the Company does business; changes in the nature of the Company's competition resulting from industry consolidation, legislative change, regulatory change and other factors, as well as action taken by particular competitors; operational factors affecting the Company's gas distribution, power generation and oil and gas production segments; the Company's success in identifying diversified business segment projects on financially acceptable terms and generating earnings from projects in a reasonable time; Aquila Inc.'s financial ability to perform under its power sales agreements with Elwood Energy LLC; drilling and production risks and the inherent uncertainty of oil and gas reserve estimates; weather related energy demand; and terrorist activities. Also, projections to future periods of the effectiveness of internal control over financial reporting are subject to the risk that controls may become inadequate because of the application of, or changes in, accounting rules or interpretations, changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate. Some of the uncertainties that may affect future results are discussed in more detail in Peoples Energy's most recent Form 10-K filed with the SEC under Item 1 - Business and Item 7 - Management's Discussion and Analysis, as such information may be updated by subsequent filings under the Securities Exchange Act of 1934. All forward-looking statements included in this press release are based upon information presently available, and Peoples Energy assumes no obligation to update any forward-looking statements.

# # # #

(Financial Tables Follow)

		Preliminary
PEOPLES ENERGY CORPORATION
FINANCIAL HIGHLIGHTS
(Unaudited)

Financial Data
	Three Months Ended September 30,
(In Thousands, Except Per-Share Amounts)	2005	2004

Revenues	$379,337	$327,157

Equity Investment Income	$23,004	$13,732

Operating Income	$7,870	($7,826)

Net Income	($2,314)	($10,314)

Earnings Per Share - Basic	($0.06)	($0.27)

Earnings Per Share - Diluted	($0.06)	($0.27)

Average Shares Outstanding - Basic	38,136	37,648

Average Shares Outstanding - Diluted	38,299	37,799

	Fiscal Year Ended September 30,
(In Thousands, Except Per-Share Amounts)	2005	2004

Revenues	$2,599,585	$2,260,199

Equity Investment Income	$31,232	$19,842

Operating Income	$168,146	$164,351

Net Income	$78,133	$81,564

Earnings Per Share - Basic	$2.06	$2.19

Earnings Per Share - Diluted	$2.05	$2.18

Average Shares Outstanding - Basic	37,977	37,318

Average Shares Outstanding - Diluted	38,140	37,490

Common Stock Data
	September 30,
	2005	2004
Annualized dividend rate	$2.18	$2.16
Dividend yield	5.5%	5.2%
Book value per share	$20.97	$23.06
Market price	$39.36	$41.68
Market price as a percent of book value	188%	181%

Peoples Energy Corporation				Preliminary

Summary of Selected Operating Data (Unaudited)

	Three Months Ended		Fiscal Year Ended
	September 30,		September 30,
	2005	2004	2005	2004

Gas Distribution Margin (in thousands)
Total Gas Distribution revenues	$ 163,578	$ 150,454	$ 1,678,012	$ 1,494,464
Less: Gas costs	77,767	68,762	1,034,376	868,518
Gross margin (1)	85,811	81,692	643,636	625,946
Less: Revenue taxes and surcharges	15,271	13,293	150,325	138,841
Environmental costs recovered	2,709	2,242	30,437	17,384
Net margin (1)	$ 67,831	$ 66,157	$ 462,874	$ 469,721

Gas Distribution Deliveries (MDth)
Gas sales
- Residential	6,891	7,667	110,429	116,939
- Commercial	1,726	1,706	19,349	20,303
- Industrial	281	296	3,607	3,597
Transportation	11,235	11,101	84,297	88,463
Total Gas Distribution Deliveries	20,133	20,770	217,682	229,302

Weather
Heating degree days - actual	38	89	5,865	6,091
Heating degree days - percent colder (warmer) than normal	(68.3%)	(25.8%)	(8.7%)	(5.2%)

Number of Gas Distribution Customers (average)
Gas sales
- Residential	891,051	884,415	894,894	892,846
- Commercial	46,686	45,827	46,663	45,635
- Industrial	2,869	2,868	2,886	2,893
Transportation	24,877	23,865	24,625	24,410
Total Gas Distribution Customers	965,483	956,975	969,068	965,784

Retail Energy Services
Gas sales sendout (MDth)	5,950	6,328	49,923	47,965
Number of gas customers (at September 30)	23,389	24,744	23,389	24,744
Electric sales sendout (Mwh)	398	355	1,397	1,113
Number of electric customers (at September 30)	2,268	1,901	2,268	1,901
Total Retail Energy Services Customers (at September 30)	25,657	26,645	25,657	26,645

Midstream Services
Wholesale volumes sold (MDth)	18,384	17,642	66,290	60,262
Hub volumes delivered (MDth)	4,217	3,753	22,784	19,381

Employees (at September 30)
Gas Distribution	1,708	1,851	1,708	1,851
Diversified Businesses	130	129	130	129
Corporate Support	344	390	344	390
Total Employees	2,182	2,370	2,182	2,370

Megawatt Capacity (at September 30)	800	805	800	805

(1) As used above, net margin is not a financial measure computed under GAAP. Gross margin is the GAAP measure most closely related to net margin. Management believes net margin to be useful in understanding the Gas Distribution segment's operations because the utility subsidiaries are allowed, under their tariffs, to recover gas costs, revenue taxes and environmental costs from their customers on a dollar-for-dollar basis.

Peoples Energy Corporation				Preliminary

Summary of Selected Operating Data (Unaudited) (continued)
	Three Months Ended		Fiscal Year Ended
	September 30,		September 30,
	2005	2004	2005	2004
Oil and Gas Production
Average daily production:
Gas (MMCFD)	59.8	64.3	59.6	67.0
Oil (MBD)	0.9	1.5	1.2	1.5
Gas equivalent (MMCFED)	65.5	73.5	66.6	76.1

Average index price:
Gas ($/MMBTU) - Henry Hub	$ 8.53	$ 5.75	$ 7.15	$ 5.51
Oil ($/BBL)	$ 63.19	$ 43.88	$ 53.62	$ 37.13

Average hedge price:
Gas ($/MMBTU)	$ 5.02	$ 4.75	$ 4.96	$ 4.66
Oil ($/BBL)	$ 26.62	$ 26.60	$ 27.47	$ 26.39

Percentage hedged:
Gas	99%	104%	98%	94%
Oil	107%	80%	99%	77%

Net realized price: (1)
Gas ($/MCF)	$ 3.12	$ 4.37	$ 4.15	$ 4.44
Oil ($/BBL)	$ 13.99	$ 28.55	$ 24.10	$ 26.85
Gas Equivalent ($/MCFE)	$ 3.05	$ 4.41	$ 4.14	$ 4.44

Oil & Gas Production
Hedge Position (2)
	Volume Hedged (MMBTU)/(MBO)		Wtd. Avg. Prices ($MMBTU)/($BBL)

Fiscal 2006
Gas
Swaps (63%)	10,667,500		$5.02
Collars (37%)	6,387,500		$4.44 - $5.56
	17,055,000 (3)		$4.80 - $5.22
Oil
Swaps	299 (4)		$27.65

(1) Net realized prices reflect the impact of all hedges, including mark-to-market derivatives and basis differentials and are not NYMEX-equivalent prices.
(2) As of October 1, 2005.
(3) Approximately 75-85% based on projected 2006 production.
(4) Approximately 85-95% based on projected 2006 production.

Peoples Energy Corporation				Preliminary

Consolidated Statements of Income (Unaudited)

	Three Months Ended		Fiscal Year Ended
	September 30,		September 30,
(In Thousands, Except Per-Share Amounts)	2005	2004	2005	2004

Revenues	$ 379,337	$ 327,157	$ 2,599,585	$2,260,199

Operating Expenses:
Cost of energy sold	264,877	207,581	1,805,369	1,467,777
Operation and maintenance, excluding restructuring and environmental costs	78,091	71,930	321,712	326,894
Restructuring costs	(75)	17,000	13,141	17,000
Environmental costs	2,709	2,242	30,437	17,384
Depreciation, depletion and amortization	27,572	29,505	110,920	119,145
Taxes, other than income taxes	23,728	21,529	184,269	170,037
Losses (Gains) on property sales	(2,431)	(1,072)	(3,177)	(2,547)
Total Operating Expenses	394,471	348,715	2,462,671	2,115,690

Equity investment income	23,004	13,732	31,232	19,842

Operating Income	7,870	(7,826)	168,146	164,351

Other income and expense - net	1,747	1,172	5,306	3,472

Interest expense	12,676	12,005	50,615	48,426

Income Before Income Taxes	(3,059)	(18,659)	122,837	119,397

Income tax expense	(745)	(8,345)	44,704	37,833

Net Income	$ (2,314)	$ (10,314)	$ 78,133	$ 81,564

Average Shares of Common Stock Outstanding
Basic	38,136	37,648	37,977	37,318
Diluted	38,299	37,799	38,140	37,490
Earnings Per Share of Common Stock
Basic	$ (0.06)	$ (0.27)	$ 2.06	$ 2.19
Diluted	$ (0.06)	$ (0.27)	$ 2.05	$ 2.18

Peoples Energy Corporation		Preliminary

Consolidated Balance Sheets (Unaudited)

(In Thousands) At September 30,	2005	2004

Assets
Capital Investments:
Property, plant and equipment	$ 3,213,641	$ 3,124,287
Less - Accumulated depreciation, depletion
and amortization	1,266,352	1,220,102
Net property, plant and equipment	1,947,289	1,904,185
Investments in equity investees	136,019	135,819
Other investments	26,041	23,921

Total Capital Investments - Net	2,109,349	2,063,925

Customer Accounts Receivable - net of reserves	246,393	190,379
Other Current Assets	652,238	361,982
Total Current Assets	898,631	552,361

Other Assets	559,486	478,504

Total Assets	$ 3,567,466	$ 3,094,790

Capitalization and Liabilities
Common Stockholders' Equity:
Common stock	$ 409,060	$ 391,159
Treasury stock	(6,677)	(6,677)
Retained earnings	546,237	550,908
Accumulated other comprehensive income (loss)	(148,466)	(65,307)

Total Common Stockholders' Equity	800,154	870,083
Long-Term Debt	895,583	897,377

Total Capitalization	1,695,737	1,767,460

Current Liabilities
Short-term debt	8,148	55,625
Accounts Payable	236,212	144,709
Other Current Liailities	657,327	335,782
Total Current Liabilities	901,687	536,116

Deferred Credits and Other Liabilities	970,042	791,214

Total Capitalization and Liabilities	$ 3,567,466	$ 3,094,790

							Preliminary
Peoples Energy Corporation

Business Segments (Unaudited)
					Retail
	Gas	Oil and Gas	Power	Midstream	Energy		Corporate and
(In Thousands)	Distribution	Production	Generation	Services	Services	Other	Adjustments	Total
Three Months Ended September 30, 2005
Revenues	$ 163,579	$ 18,355	$ -	$ 154,319	$ 59,783	$ -	$ (16,699)	$ 379,337
Depreciation, depletion and amortization	15,555	11,168	-	111	442	34	262	27,572
Equity investment income	-	1,105	14,769	-	-	7,129	-	23,003
Operating income (loss) (1)	(9,422)	(2,770)	14,224	5,755	(2,112)	6,478	(4,283)	7,870
Three Months Ended September 30, 2004
Revenues	$ 150,453	$ 29,862	$ -	$ 104,993	$ 52,801	$ (32)	$ (10,920)	$ 327,157
Depreciation, depletion and amortization	17,498	11,245	32	112	441	3	173	29,504
Equity investment income (loss)	-	609	12,898	-	-	225	-	13,732
Operating income (loss)	(6,991)	10,250	12,307	3,601	(1,982)	32	(25,042)	(7,825)
Fiscal Year Ended September 30, 2005
Revenues	$1,678,012	$ 100,602	$ -	$ 519,661	$ 394,946	$ -	$ (93,636)	$2,599,585
Depreciation, depletion and amortization	61,894	45,764	1	446	1,697	138	980	110,920
Equity investment income	-	2,403	20,944	-	-	7,885	-	31,232
Operating income (loss) (1)	128,977	16,853	18,760	13,966	11,652	5,703	(27,765)	168,146
Fiscal Year Ended September 30, 2004
Revenues	$1,494,464	$ 123,777	$ -	$ 362,853	$ 323,428	$ 257	$ (44,580)	$2,260,199
Depreciation, depletion and amortization	68,939	47,338	127	448	1,767	15	511	119,145
Equity investment income (loss)	-	3,729	15,481	-	-	632	-	19,842
Operating income (loss)	135,018	41,537	11,353	11,243	6,820	143	(41,763)	164,351

(1) Corporate results include the effects of $0.1 million in credits and $13.1 million in charges for the respective fiscal 2005 three- and twelve-month periods related to the company's 2004 organizational restructuring.